Exhibit 99.3

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This allotment of listed subscription rights without contribution is made for the securities of a foreign company. The allotment is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depository Center, Inc. in Japan.

Disclaimer

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

Cover

Document submitted:	Securities Registration Statement

Submitted to:	Director-General of the Kanto Local Finance Bureau

Date of submission:	May 14, 2013

Company name (Japanese)	J Torasuto Kabushikigaisha

English name:	J Trust Co., Ltd.

Name and title of the representative:	President & CEO Nobuyoshi Fujisawa

Place of head office:	1-7-12 Toranomon, Minato-ku, Tokyo

Telephone number:	03-4330-9100 (main number)

Contact:	Director Kazunori Kuroda

Place of contact:	1-7-12 Toranomon, Minato-ku, Tokyo

Telephone number:	03-4330-9100 (main number)

Contact:	Director Kazunori Kuroda

Type of securities to be offered:	Subscription right certificates

Total amount of the offering:

Allotment price: ¥0

Note: As the subscription rights will be allotted without contribution pursuant to Article 277 of the Companies Act, the issue price of a share subscription right is as set forth above.

The aggregate amount equal to the total issue price of the subscription rights plus the total amount payable upon exercise of such subscription rights:

¥113,069,318,400

Note: The aggregate amount equal to the total issue price of the subscription rights plus the total amount payable upon exercise of such subscription rights represents an estimated amount based on the total number of issued shares of the Company (excluding the treasury shares held by the Company) as of May 13, 2013. If there are subscription rights not exercised during the exercise period, the aggregate amount equal to the total issue price of the subscription rights plus the total amount payable upon exercise will be reduced.

Stabilization operation:	Not applicable.

Place for general inspection of reference documents:

J Trust Co., Ltd. Osaka Branch

(4-4-12 Kitahama, Chuo-ku, Osaka)

Osaka Securities Exchange

(1-8-16 Kitahama, Chuo-ku, Osaka)

Note 1:  On June 24, 2013 the Osaka Branch is scheduled to be relocated to the following location.

2-8-8 Higashi-Noda Miyakojima-ku, Osaka

Note 2:  The integration of the cash equities markets of the Osaka Securities Exchange Co., Ltd. and Tokyo Stock Exchange, Inc. is scheduled for July 16, 2013.

PART	I. Securities Information

Item 1.	Terms and Conditions of the Offering

1.	Subscription Right Certificates to be Issued (4th Subscription Rights)

(1)	Terms and Conditions of the Offering

Number to be issued (Total number of subscription rights)	¥62,816,288 (one share per subscription right)

Total amount of issue price	¥0

Issue price	¥0 per subscription right

Fee	Not applicable.

Unit	Not applicable.

Offer period	Not applicable.

Deposit	Not applicable.

Agent	Not applicable.

Payment date	Not applicable.

Allotment date	May 31, 2013

Place of payment	Not applicable.

Notes:

1.	Date of resolution of the Board of Directors

The allotment of the subscription rights is to be resolved at the Board of Directors meeting of the Company on May 14, 2013.

2.	Method of offering

The subscription rights (the “Subscription Rights”) shall be issued by the method of allotment without contribution pursuant to Article 277 of the Companies Act, whereby one Subscription Right is being allotted per one common share of the Company (other than the Company’s treasury shares) held by the respective shareholders that are registered or recorded in the Company’s shareholder registry as of the record date as defined in Note 3 below (hereinafter, “Allotment of Subscription Rights without Contribution”).

3.	Record date

May 30, 2013

4.	Allotment ratio

One Subscription Right shall be allotted per one share held by each shareholder.

5.	Effective date of Allotment of Subscription Rights without Contribution (Date on which the Allotment of Subscription Rights without Contribution as provided for in Article 278 Paragraph 1 (iii) of the Companies Act becomes effective. The same shall apply hereinafter.):

May 31, 2013

6.	Total number to be issued (total number of the Subscription Rights)

The total number to be issued (total number of the Subscription Rights) shall be the number of issued shares minus the number of the Company’s treasury shares as of the record date. The above number is an estimate in accordance with the total number of issued shares of the Company (excluding the number of the Company’s treasury shares) as of May 13, 2013. Accordingly, the number of the Subscription Rights to be issued, the total amount of issue price, and the estimated net proceeds described in this Securities Registration Statement are irrelevant to whether or not shareholders reside outside Japan. However, the allotment of the Subscription Rights to those shareholders residing outside Japan who are not subject to the restriction of exercising Subscription Rights, described in Note 9 below, is subject to the type of offering to 50 subscribers or more. Since the total amount of price to be invested when the Subscription Rights allotted to shareholders residing outside Japan are exercised is expected to reach ¥100 million or more, the Company submitted an Extraordinary Securities Report on May 14, 2013 pursuant to the provisions of Article 24-5-4 of the Financial Instruments and Exchange Act and the provisions of Articles 19-1 and 19-2-1 of the Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc.

7.	Name and address of book-entry transfer agent

Japan Securities Depository Center, Inc.

2-1-1 Nihonbashi Kayabacho, Chuo-ku, Tokyo

8.	Fees, unit, issue period, deposits, agent, payment date, and place of payment

As the Subscription Rights will be issued pursuant to the method of “Allotment of Subscription Rights without Contribution” as provided for in Article 277 of the Companies Act, the Subscription Rights will be granted on the effective date prescribed by the Company without any procedures or payments. Therefore, there are no matters applicable under the above referenced items relating procedures or payments.

9.	Exercise or transfer of the Subscription Rights by shareholders residing outside Japan

The allotment of the Subscription Rights has not been and will not be registered or filed in jurisdictions other than Japan. Therefore, shareholders residing outside Japan (except for institutional investors residing outside Japan who are not subject to such restrictions under applicable foreign laws) are advised to note that the exercise or transfer of the Subscription Rights may be restricted under applicable securities laws and other laws.

The Company expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depository Center, Inc. in Japan.

[The Company is not taking any action to register the rights and shares issuable upon exercise thereof or otherwise to permit a public offering of the rights or underlying shares in any jurisdiction outside Japan. Receipt of these materials will not constitute an offer in those jurisdictions in which it would be illegal to make an offer and, in those circumstances, these materials will be sent for information only and should not be copied or redistributed. If a recipient of these materials is in any doubt as to its position, he or she should consult his or her professional advisor.]

(2)	Details of the Subscription Rights

Type of shares underlying the Subscription Rights	Common shares of the Company Standard shares of the Company with no restrictions on the rights thereof. Number of shares in one share unit is100.

Number of underlying shares of the Subscription Rights

62,816,288 shares

The total number of the shares to be issued upon exercise of the Subscription Rights is an estimate based on the number of issued shares of the Company as of May 13, 2013 (excluding the number of the Company’s treasury shares). (Number of the underlying shares per one Subscription Right shall be one.)

Amount to be paid upon exercise of the Subscription Rights	The amount to be paid upon exercise of one Subscription Right shall be ¥1,800.

Total issue price of the shares to be issued upon exercise of the Subscription Rights

¥113,069,318,400

Total issue price of the shares to be issued upon exercise of the Subscription Rights as stated above is an estimate under the assumption that all Subscription Rights are exercised and based on the total number of issued shares of the Company as of May 13, 2013 (excluding the number of the Company’s treasury shares).

Issue price and amount of capital to be increased upon exercise of the Subscription Rights

1.      Issue price of a share to be issued upon exercise of the Subscription Rights:

Issue price of a common share of the Company to be issued upon exercise of the Subscription Rights shall be ¥1,800.

2.      Amount of capital and capital reserves that will be increased upon exercise of the Subscription Rights:

The amount of capital that will be increased upon exercise of the Subscription Rights shall be equivalent to one-half of the maximum amount of capital increase calculated in accordance with Article 17 Paragraph 1 of the Corporate Calculation Rules, and any fraction of less than one yen as a result of such calculation shall be rounded up to the nearest one yen. The amount of capital reserve to be increased shall be the maximum amount of capital increase minus the amount of increased capital.

Exercise period of Subscription Rights	From July 5, 2013 to July 30, 2013

Place, agent and payment procedures for exercise of the Subscription Rights

1.      Exercise agent

Stock Transfer Agency Department, Mitsubishi UFJ Trust and Banking Corporation

2.      Notification agent

Not applicable.

3.      Payment handling bank

Tokyo Head Office, Mitsubishi UFJ Trust and Banking Corporation

4.      Methods of exercise and payment for the Subscription Rights

(1)    A holder of the Subscription Rights who intends to exercise the Subscription Rights may notify such intent and make payments to the “Agent” (a book-entry transfer agent or an account management agent with which the holder may open an account for transfer of the Subscription Rights; the same shall apply hereinafter).

(2)    Those who notify their intent to exercise the Subscription Rights to the Agent may not withdraw the notification thereafter.

Conditions for the exercise of the Subscription Rights	No partial exercise of each Subscription Right shall be permissible.

Grounds and conditions for acquisition of Company’s own Subscription Rights	There is no acquisition clause in the terms of the Subscription Rights, provided, however, that the Company may acquire the Subscription Rights at its discretion.

Transfer of the Subscription Rights	The Company’s approval shall not be required for transfer of the Subscription Rights. (This is not deemed as one of the events stipulated in Article 236 Paragraph 1 (6) of the Companies Act.)

Substitute payment	Not applicable.

Subscription Rights allotment pertaining to reorganization	Not applicable.

Notes:

1.	Application of the Act on Book-Entry Transfer of Company Bonds and Shares, etc.

Each and all of the Subscription Rights are subject to the Act on Book-Entry Transfer of Company Bonds and Shares, etc. (Act No. 75, 2001, including the amendments thereto. Hereinafter, the “Act on Transfer of Company Bonds, etc.”), in accordance with the provisions of Article 163 of the Act on Transfer of Company Bonds, etc., and the certificates for the Subscription Rights will not be issued, except for such cases provided by Article 164 Paragraph 2 of the Act on Transfer of Company Bonds, etc. Handling of the Subscription Rights must follow the operation rules concerning transfer of shares of the book-entry transfer agents and other rules.

2.	Effective date of request for exercise of the Subscription Rights

The request for exercise of the Subscription Rights shall become effective on the day on which the notification requesting the exercise has reached the Exercise Agent.

3.	Specific procedures and deadline for request for exercise of the Subscription Rights

While the exercise period for the Subscription Rights is from July 5 (Friday), 2013 to July 30 (Tuesday), 2013, because requests for exercise of the Subscription Rights become effective on the day on which the notification requesting the exercise has reached the Exercise Agent, in order for the Subscription Rights to be exercised, the notification requesting the exercise must be received and the payment of amount to be paid must be confirmed by the Exercise Agent by July 30 (Tuesday), 2013.

In accordance with the standard processing schedule (hereinafter referred to as “standard processing schedule”) in the processing flow for the exercise of book-entry subscription rights as stipulated in the Business Regulations concerning Book-Entry Transfer System for Stocks, etc. released by the Japan Securities Depository Center, Inc. (hereinafter referred to as “JASDEC”), as the standard processing schedule in the processing flow for the exercise of book-entry subscription rights for the account management agent (JASDEC member), it is assumed that conveyance to the issuer (Exercise Agent) of the request for exercise of the Subscription Rights is to be conducted on the business day following the request for exercise of the Subscription Rights and payment of amount to be paid. In accordance with the standard processing schedule, if the request for exercise of the Subscription Rights and payment of amount to be paid are made on the final date of the exercise period of the Subscription Rights, there is a possibility of the request for exercise of the Subscription Rights not reaching the issuer (Exercise Agent) within the exercise period for the Subscription Rights and the request for exercise of the Subscription Rights not becoming effective as a result. For this reason, to ensure that holders of the Subscription Rights are able to exercise their Subscription Rights within the exercise period for the Subscription Rights, it is necessary for the account management agent (JASDEC member) to have completed the procedures for the request for exercise of the Subscription Rights and payment of amount to be paid by the end of business hours on July 29 (Monday), 2013 at the very latest. However, because the acceptance period for requests for exercise from holders of the Subscription Rights may vary by the account management agent, the holders of the Subscription Rights are responsible for confirming this with their account management agent themselves (note that if an account management agent that is not a JASDEC member accepts a request for exercise, it will be necessary for that agent to commission a JASDEC member account management agent to process the request for exercise of the Subscription Rights, and accordingly more time could be required for procedures than in a case in which a request for exercise is directly received by a JASDEC member account management agent).

In the event of the Company’s shareholders not being able to conduct the exercise request procedures described above for all or a portion of the Subscription Rights within the exercise period, because these Subscription Rights would be extinguished, said shareholders would not be able to reduce the impact of dilution of common shares brought about by the Allotment of Subscription Rights without Contribution through exercise or sales of the Subscription Rights.

4.	Method of delivery of shares

The Company shall, after the exercise has become effective, deliver shares to the holder of the Subscription Rights by registering an increase in transfer account registry at the book-entry transfer agent or account management agent designated by such holder of the Subscription Rights.

5.	Trading of the Subscription Rights

The Subscription Rights will be listed on the Osaka Securities Exchange Co., Ltd. (hereinafter referred to as “Osaka Securities Exchange”; note that the integration of the cash equities markets of the Osaka Securities Exchange and Tokyo Stock Exchange, Inc. is scheduled for July 16, 2013) for a period to be announced by OSE after the submission of this Securities Registration Statement. The listing is scheduled to start on the Effective Date (May 31, 2013) of the Allotment of Subscription Rights without Contribution, while delisting is scheduled for four business days prior to the final date of the exercise period of the Subscription Rights (July 24, 2013), subject to further change. The Subscription Rights may be traded on the Osaka Securities Exchange from the date of listing to the date of delisting. Such transactions may also be permitted outside the Osaka Securities Exchange pursuant to the laws and other regulations. Such transactions of the Subscription Rights are conducted by transferring between transfer accounts at the book-entry transfer agent or account management agent in accordance with the Act on Transfer of Company Bonds, etc.

6.	Rights of the Company’s Shareholders

In accordance with Article 192 of the Companies Act, shareholders that hold the Company’s common shares can continue to request that the Company purchases the shares less than the trading unit. They can also, based on the share acquisition rights (that are stipulated in our articles of incorporation), purchase additional shares of the Company until the trading unit required for them to become shareholders of share units is reached. Note that by selling the Company’s common shares in the stock market four business days before the shareholder record date of May 30 for this rights offering, shareholders can also elect not to receive an allotment of the Company’s Subscription Rights.

(3)	Underwriting for Subscription Rights

Not applicable.

Subscription Rights that were not exercised during the exercise period (hereinafter, “Unexercised Subscription Rights”) shall be extinguished at the expiration of the exercise period without requiring any specific procedures, and shall not be acquired or exercised in whole by the issuer or a financial instruments firm.

2.	Use of the proceeds

(1)	Amount of the proceeds from the new issuance

Total amount of payment (yen)	Estimated expenses of issuance (yen)	Estimated net proceeds (yen)
113,069,318,400	1,148,480,208	111,920,838,192

Notes:	1.	The total amount of payment above represents the amounts (¥113,069,318,400) to be paid upon exercise of the Subscription Rights assuming that all Subscription Rights are exercised, and is an estimate based on the total number of issued shares of the Company as of May 13, 2013 (excluding the number of the Company’s treasury shares).

	2.	Estimated expenses of issuance include ¥565,346,592 in expense charges paid to the account management agent, ¥395,892,614 in registration fees, ¥20,000,000 in subcontracting compensation paid to the financial adviser, and ¥167,241,002 in other fees (such as attorney’s fees under Japanese law and United States law, custodian fees, and advertising expenses etc.), and do not include consumption tax or other taxes.

	3.	In the case where the Subscription Rights are not exercised during the exercise period, the above total amount of payment, estimated expenses of issuance and estimated net proceeds will be reduced.

(2)	Use of the proceeds

The proceeds procured through the Allotment of Subscription Rights without Contribution could vary depending upon the level of the Subscription Rights that are exercised among shareholders allotted with the Subscription Rights and holders of Subscription Rights that purchased the Subscription Rights in the market. Assuming that all Subscription Rights are exercised, the proceeds (the amount stated in “(1) Estimated net proceeds” above) are to be used for the use described below.

(1)	Reason for procurement of funds through the Allotment of Subscription Rights without Contribution

The Company started off as Ikko Shoji Co., Ltd. in March 1977 as a loan business engaged in businesses such as commercial bill discounting and loans on bills for small and medium enterprises and private business owners. Although the Group became listed on the Second Section of the Osaka Securities Exchange in September 1998 in order to expand its financing business for businesses, the Company was forced to reduce the scale of its business activities due to the commercial loan problem and the lowering of the upper limit of the interest rate in the Investment Act in 2000 and the excess interest repayment claim problem in 2006. Later, in March 2008, after the current Company’s President & CEO Nobuyoshi Fujisawa made a tender offer for the Company’s shares and became the Company’s largest shareholder, as described below, by actively conducting M&As and debt purchases focused on operating loans, the Company strengthened its business base and expanded the scale and scope of its business while acquiring external management resources.

In addition, the business fields in which the Group currently operates are not limited to the financing business for business operators in which the Group has been engaged since its foundation. Their range has been expanded to include fields that contribute to improvements in the Group’s corporate value, such as domestic financing business including consumer financing business, debt management and collection business, and credit card business; overseas financing business focused on savings bank business in South Korea; and also amusement business, real estate business, and other businesses. In October 2010, the Company devised a comprehensive business strategy for each Group company, made a transition to a holding company structure in order to provide operations support, and has since then deployed business activities accordingly.

In March 2009, all shares and loan receivables of Station Finance Co., Ltd. (currently Nihon Hoshou Co., Ltd.) were purchased for ¥23.8 billion from Hankyu Corporation and it was turned into a consolidated subsidiary.

In March 2010, 50% of the shares of Saikyo Card Co., Ltd., were acquired from Saikyo Bank, Ltd. (for a total of 80% of the shares at a total price of ¥1.0 billion when combined with the 30% of shares already acquired in May 2009) and it was turned into a consolidated subsidiary.

In September 2010, all shares of Lopro Corporation (currently Nihon Hoshou Co., Ltd.) were purchased for ¥0.3 billion and it was turned into a consolidated subsidiary.

In August 2011, shares (97.76% of voting rights) and loan receivables of KC Card Co., Ltd. (formerly Rakuten KC Co., Ltd.) were acquired from Rakuten, Inc. for ¥41.4 billion, and it was turned into a consolidated subsidiary.

In March 2012, the consumer financing business of Takefuji Corporation, a company under rehabilitation, was inherited by Lopro Corporation (currently Nihon Hoshou Co., Ltd.) through the method of absorption-type corporate split for approximately ¥25.2 billion.

In April 2012, Next Japan Holdings Co., Ltd. became a wholly owned subsidiary after share exchange (¥1.6 billion of the Company’s shares were issued for the share exchange).

In June 2012, Adores Inc. was turned into a consolidated subsidiary by the dominance standard.

In July 2012, all shares of JT Investment Co., Ltd. (formerly Neoline Holdings Co., Ltd.) were acquired for ¥11.0 billion, making it and its three subsidiaries (CREDIA Co., Ltd., AAD Co., Ltd., and NL Value Capital Co., Ltd.) into consolidated subsidiaries (a total of four companies).

In August 2012, the Company’s consolidated subsidiary KC Card Co., Ltd. was newly established as Chinae Co., Ltd. for approximately ¥0.8 billion (KRW 12.0 billion), assuming some of the assets and liabilities of South Korea’s Mirae Savings Bank Co., Ltd. (Note that on October 5, 2012 Chinae Co., Ltd. received authorization to start a savings bank business in South Korea and changed its trade name to Chinae Savings Bank Co., Ltd. At the same time an additional investment of approximately ¥4.8 billion (KRW 69.0 billion) was made.) *KRW 1 = ¥0.069

In January 2013, approximately ¥30.2 billion (KRW 377.1 billion) in consumer operating receivables was purchased from Solomon Savings Bank Co., Ltd., which is under the management of the Korea Deposit Insurance Corporation. *KRW 1 = ¥0.0802

Due partly to effects from the abovementioned debt purchases and M&As, the Group has posted positive net income and distributed dividends for the six consecutive business terms since the fiscal year ended March 31, 2008. As of the fiscal year ended March 31, 2013, the Company recorded ¥218,706 million in total assets, ¥70,895 million in net assets, ¥55,683 million in operating revenue, ¥13,704 million in ordinary income, and ¥13,309 million in net income, on a consolidated basis.

The Company believes that the following are the main factors that have allowed the Group to expand the scale and scope of its business in this manner. (a) The Company aggressively implemented its own business strategy, namely, carrying out M&As and debt purchases. (b) Without relying excessively on borrowings from financial institutions, and by implementing cash-flow-focused management, the Company made it possible to carry out flexible and effective M&As and debt purchases by ensuring appropriate liquidity on hand. (c) After carrying out M&As, the Company promptly realized the benefits of the M&A through business operations based on risk management. (d) The Company constructed an operating structure that enables prompt decision-making and has addressed key management issues while responding to changes in the external environment. (e) By accumulating credit screening know-how including real estate valuation, the Company has provided secured loans, unsecured loans, and credit guarantees that minimize defaults, thereby striving to increase profits while controlling credit risks.

As described above, by conducting M&As and debt purchases, the Company has strengthened its business base while expanding the scale and scope of its business. In the future, by not only expanding and growing its existing businesses but also by carrying out M&As and debt purchases both domestically and overseas, the Company will increase its business scale. In addition, by newly expanding into business fields that are expected to produce synergies with the Group, the Company will strive to increase its corporate value.

(2)	Use of funds

(i)	Funds concerning debt purchases and M&As inside and outside Japan

A.	Bolstering and developing the existing businesses inside and outside Japan in future

(a)	Supporting and developing the domestic finance businesses

The Group is targeting boosting of the existing domestic businesses. In particular, on the basis of the diverse types of its accumulated know-how, the Group will expand its business scale and areas by implementing a broad range of strategies including debt purchases and M&As and bolstering of the business bases.

In the area of credit guarantee business among the domestic finance businesses, the Group is aiming for collaboration mainly with banks, shinkin banks, and credit unions to expand partner financial institutions, while steadily bolstering relations with existing partner financial institutions. As a means of expanding partner financial institutions and strengthening relations, the Group will consider capital and business tie-ups in building up relationships of mutual trust with partner financial institutions.

In the areas of the loan business for business owners and consumers, the accounts receivable management and collection business and credit card business, the Group has been to date conducting M&As of financial institutions for business owners and/or financial institutions for consumers. The Group will also consider M&As of credit loan and card business companies to boost business in these areas by applying the Group’s expertise. Besides M&A-based scale expansion in the credit card business, the Group will carry out M&As and business tie-ups with multiple BtoC business companies to bring out synergies. On the basis of these activities, the Group will attempt to expand the customer bases and diversify services and products to which the settlement function of credit cards is applied, to improve profitability.

(b)	Improving and developing the finance businesses inside and outside Japan

The Group plans to enter overseas markets for finance business by utilizing its know-how for retail finance including credit and accounts receivable management and collection, and its experience in debt purchases and M&As accumulated in Japan.

Through Chinae Savings Bank Co., Ltd. (“Chinae Savings Bank”), the Group has been operating new loan and debt purchase businesses in South Korea, where interest rates are relatively higher than in Japan and whose financial infrastructure, including credit information institutions, is similar to that of an advanced country. These businesses have allowed the Group to create a business model with high operating profit margin. To maximize profits, the Company is determined to boost outstanding receivables of Chinae Savings Bank primarily in retail finance by debt purchase of other financial institutions and conducting M&As.

In addition, the Group is considering entry in financial areas centering on the banking business in emerging countries in the East Asia and Southeast Asia regions to share benefits stemming from economic growth in these emerging counties. On the basis of the business model in retail finance that the Group has built in Japan, which is now the source of the Group’s growth, the Company is planning to enter these emerging countries to seek business with high profitability by planting the business model and growing it into a business form that meets the business climates and regulations of local countries. To this end, the Company will aggressively seek opportunities for debt purchases and M&As and conduct M&As.

(c)	Strengthening and developing other businesses in Japan

As mentioned above, the Group is focusing on the promotion of debt purchases and conducting M&As to reinforce and develop the finance businesses inside and outside Japan. In addition, the Group is attempting to boost its business scales and fields inside Japan. In particular, to increase earnings, the real estate business will initially bolster the existing ready-built housing, operate leasing of real estate owned to make profits, and develop the real estate securitization business, depending on the business environment. To this end, the Group will utilize skills of assessing real estate, offering loans on real estate collateral, gathering relevant information, and making proposals including utilization of real estate, all of which have been accumulated by Keynote Co., Ltd., a subsidiary of the Company.

B.	Building the capital base

If the Group enters overseas markets for finance business, the Group will need to obtain relevant permits and licenses from local financial authorities that are empowered to grant new entrants such permits and licenses after examining whether they hold a sound financial position. In addition, if the Group operates a local bank in an overseas country, besides the bank, the Company, a shareholder of the bank, will be required to maintain a sound financial position. Moreover, the Group will need to sustain and improve its credit capability to boost the credit guarantee business.

As mentioned above, through the allotment of Subscription Rights without contribution, the Group will be able to retain adequate liquidity on hand at present and build the capital base. These measures will allow the Group to continue purchasing receivables and conducting M&As to develop new businesses along with the time. The Group believes that these measures will eventually lead to increasing profits and improving the corporate value.

Pursuant to what is mentioned above, the Company plans to allocate a fund of up to ¥109,400 million, out of the proceeds raised through the allotment of the Subscription Rights without contribution, into debt purchases of receivables and M&As inside and outside Japan during the period from August 2013 through March 2017.

In connection with this, although the Company has not yet determined specific cases of debt purchases and M&As, it will constantly examine the economic environment and business environment and assess the fields, scales, and timing prior to appropriating funds to conducting debt purchases and M&As. In order to conduct this matter flexibly hereafter, the Company determined that the allotment of Subscription Rights without contribution on the date of submission of the Securities Registration Statement is appropriate when there is a need to secure a large amount of cash reserves urgently to the extent possible and to further strengthen the financial base, while taking into consideration comprehensively the prospects and conditions of the stock market and the financial market as well as the transition of the Company’s stock price etc..

(ii)	Additional investments in Chinae Savings Bank

As mentioned in “(i) A. (b), Bolstering and developing the finance businesses inside and outside Japan,” the Company is targeting increasing of outstanding receivables of Chinae Savings Bank mainly in retail finance by continuing debt purchases of other financial institutions and conducting M&As to maximize profits of the bank. However, should the shareholders’ equity ratio of the bank fall as a result of expanding these businesses, the Company considers that it will appropriate part of the proceeds to investment in the bank.

Pursuant to what is mentioned above, the Company plans to invest a fund up to ¥2.5 billion, out of the proceeds raised through the allotment of the Subscription Rights without contribution, with Chinae Savings Bank between August 2013 to March 2017. The fund to be invested with Chinae Savings Bank will be appropriated primarily to lending new loans or purchasing debts during the period from August 2013 through March 2017.

In connection with this, in the past the Group received financing from the Incubator Bank of Japan, Ltd. After the bank went into bankruptcy, however, the Group’s debts to the bank were transferred to the Resolution and Collection Corporation (“RCC”). The Group’s debts are collectively referred to as the “RCC debt.” With the benefit of adequate time, the Company has been repaying part of the RCC debt under the agreement. Contrary to the Company’s intentions, however, it has been misunderstood that the Group has been receiving public support through RCC. Therefore, the Group has been consulting with RCC on advanced repayment to resolve the RCC debt.

Accordingly, if the Company reaches agreement with RCC on the resolution of the RCC debt, part of the funds (up to an amount of ¥22.5 billion debt outstanding at present) will be appropriated to the advanced repayment of the RCC debt (outstanding debt as of the date when this Securities Registration Statement was submitted: ¥22.5 billion; time to maturity: over six years; annual interest rate (fixed): 4%) from August 2013.

In connection with this, once the Company has made significant progress in the use of the net proceeds mentioned above, the Company will continue to disclose its progress in the securities report and the quarterly report that the Company will announce or submit after the date of submitting this Securities Registration Statement.

Special Notes Relating to Primary or Secondary Offering

1.	Reason for selecting a non-commitment type rights offering

In order to achieve the purposes of this allotment of Subscription Rights without contributions of strengthening and future expansion of existing domestic and overseas businesses and developing a capital base while considering the interests of shareholder, the Group has conducted a careful comparison and study of various financing methods, considering factors such as the amount to be financed and the impact in terms of the dilution of the ownership of shareholders. As a result, the Company has determined that this allotment of Subscription Rights without contributions (a non-commitment-type rights offering) would be the optimal financing method for the improvement in the Group’s corporate value and ultimately shareholders for the following reasons.

(1)	Reason for selecting a non-commitment type rights offering

(1)	Reason for selecting a rights offering

The Company has decided that a rights offering would be the most suitable financing method due to the characteristics of rights offerings as described below.

Characteristics of rights offering include the fact that selecting a method that allots the Subscription Rights without contributions to all shareholders provides them with the opportunity to understand the Company’s current position and its stance towards business expansion and direction in the future and the fact that Subscription Rights are allotted without contribution based on the number of shares held, thus allowing the Company to provide all shareholders with equal opportunities. First, the shareholders may avoid the dilution of ownership of each shareholder by exercising the Subscription Rights. In addition, while the allotment of subscription rights without contributions is a financing method that assumes shareholders will exercise the Subscription Rights, because the Subscription Rights will be listed on the Osaka Securities Exchange it will be also possible for shareholders that do not wish to exercise the Subscription Rights to sell the Subscription Rights on the market. The Company believes that this provides even shareholders that do not exercise the Subscription Rights with an opportunity to compensate in full or in part for the disadvantages brought about by dissolution of ownership.

(2)	Reason for selecting a non-commitment-type rights offering

In respect of the allotment of the Subscription Rights without Contribution, the Company has decided to adopt a non-commitment-type rights offering upon taking into consideration the fact that there are many past cases of such offerings, underwriting by securities companies is not involved, it is easy to have prospects in terms of timing to conduct the matter and its expense, and the fact that the procurement conditions are consistent with the Company’s aim, as well as fund-raising conditions after considering the objective of retaining the largest funds possible at present to implement a flexible business strategy to which debt purchases and M&As are applied. In particular, the Company compared two types of offering. One is a commitment-type rights offering that falls under the scheme where the issuing company acquires the subscription rights in a lump sum that were not exercised within the exercise period, where the specific securities firm commits to exercise the subscription rights after they are assigned to the securities firm from the issue company, and where the acquired shares are sold in the market, etc. The other is a non-commitment-type rights offering where the securities firm makes no commitment to acquire the subscription rights in a lump sum.

A commitment-type rights offering is advantageous to the issuing company because the offering enables the issuing company to determine the amount of funds to raise at the time of issue. However, the Company has determined that a non-commitment-type rights offering is more desirable to raise funds. The decision is based on the following three reasons:

(i) based on the amount and timing of the fund-raising method the Company plans, precedents of commitment-type rights offering in Japan are limited in terms of the number of cases and the scale and the number of uncertainties are large as the stock market is experiencing a sudden rise. In addition, the Company has not found a securities firm that will undertake the offering under the conditions acceptable to the Company in terms of the fund-raising amount and schedule, and there is no guarantee that such securities firm will be found in the future. Therefore, raising funds at the time the Company desires may be difficult. In addition, as Mr. Nobuyoshi Fujisawa, President and CEO of the Company, who owns 47.5% of the shares of the Company that are issued and outstanding, has expressed his intention to the Company that he will exercise his maximum number of Subscription Rights to be allotted (however, there is a possibility that all or part of the exercise may not occur depending on the market price and prospects of the Company’s common shares from the date hereof until the expiration date of the exercise period for the allotment of the Subscription Rights without Contribution), as indicated in undermentioned Item 2, Largest Shareholder’s Plan to Exercise Subscription Rights, and that reasonably exercising of subscription rights is expected even when the underwriting security firm makes no commitment to exercise subscription rights that are not yet exercised.

Giving overall consideration to these conditions, the Company believes that a non-commitment-type rights offering is the best financing method at this time from the perspective of achieving the Company’s objectives and giving sufficient consideration to the preservation of the interests of shareholders.

(2)	Consideration of other financing methods

Besides a rights offering, the Company considered the following financing methods. For the following reasons, however, none of them was adopted.

(1)	Borrowings from financial institutions

The Company believes that it is currently necessary to improve its equity capital ratio in order to strengthen its financial base when considering expansion into a wide variety of fields domestically and overseas. The Company believes that rather than financing from a financial institution, financing through an improvement in equity capital from the capital markets would be more effective and adequate.

(2)	Public share offering

Although a public share offering is an effective financing method, this financing method has been excluded as a candidate in consideration of the impact of the dilution of the ownership of current shareholders that would result from a large-scale public share offering.

(3)	Issuance of shares or subscription rights through a third-party allotment

There are concerns that the issuance of shares or subscription rights through a third-party allotment could have a significant dilutive effect on the ownership of current shareholders in consideration of (i) the independence of the Company’s management could be put at risk depending on the holding policy and investment purposes of the parties allotted to, and (ii) the amount of funds to be procured through this allotment of Subscription Rights without contributions and the Company’s market capitalization (for details, see “2. Use of the proceeds” above). For these reasons, this financing method is not believed to be necessarily favorable at this time and it has been excluded as a candidate.

(4)	Allotment of non-listed subscription rights without contributions

In terms of the allotment of non-listed subscription rights without contributions, it presents a poor opportunity for shareholders to sell the subscription rights and as a result limit the options for shareholders who do not exercise their subscription rights in order to avoid the impact of dilution of ownership. For this reason, the method is not believed to be necessarily favorable from the perspective of the impact of diluting the interests and ownership of shareholders and it has been excluded as a candidate.

2.	Largest Shareholder’s Plan to Exercise Subscription Rights

In respect of plans to exercise the subscription rights etc., Mr. Nobuyoshi Fujisawa, the largest shareholder and President & CEO of the Company has generally stated the following.

(1)	He intends to exercise his maximum subscription rights in respect of Subscription Rights to be owned by him when Subscription Rights without Contribution are allotted.

(2)	There is a possibility that he will exercise Subscription Rights after acquiring additional common shares of the Company prior to the date the shareholders of the Subscription Rights are determined or additional Subscription Rights from a third party.

(3)	In respect to the exercise of the Subscription Rights and the acquisition of common shares or Subscription Rights as indicated in (1) and (2) above, he plans to allocate the funds gained from the sale and disposal of common shares of the Company or Subscription Rights that he owns in addition to the funds on hand (approximately ¥10 billion) that he holds.

(4)	However, in respect of the disposal of common shares of the Company or Subscription Rights, there is a possibility that he may not dispose of all or part of his shares, depending on the prices and prospects of common stock of the Company and the Subscription Rights in the stock market during the period from the submission date of this Securities Registration Statement until the maturity date of exercising the allotted Subscription Right without Contribution.

Accordingly, a part of the Subscription Rights to be allotted to Mr. Fujisawa may not be exercised, depending on disposal and the prospects of his shares of common stock of the Company and the Subscription Rights that he owns. On the other hand, after the Subscription Rights without Contribution are allotted, he may come to possess an increasing share of stock that he holds to the number of the shares of the Company issued and outstanding, depending on such disposal of his shares. Therefore, Mr. Fujisawa’s exercise of the Subscription Rights includes many undecided matters and remains in a state of flux, as of the date of submission of the Securities Registration Statement.

Item 2     Terms and Conditions of the Offering

Not applicable.

Item 3     Special Remarks for Third-Party Allotment

Not applicable.

Item 4     Others

Not applicable.

PART II.     Information concerning Tender Offer

Not applicable.

PART III.     Reference Information

Item 1     Reference Documents

Please refer to the documents listed below for the Company’s profile, businesses and other matters provided for in Article 5 Paragraph 1 (2) of the Financial Instruments and Exchange Act:

1.	Annual Report and its attachments

The 36th annual report for the fiscal year ended March 31, 2012 submitted to Director-General of the Kanto Local Finance Bureau on June 28, 2012.

2.	Quarterly Report or Semiannual Report

The first quarterly period of the 37th term for the three months ended June 30, 2012 submitted to Director-General of Kanto Local Finance Bureau on August 10, 2012.

3.	Quarterly Report or Semiannual Report

The second quarterly period of the 37th term for the three months ended September 30, 2012 submitted to Director-General of Kanto Local Finance Bureau on November 13, 2012.

4.	Quarterly Report or Semiannual Report

The third quarterly period of the 37th term for the three months ended December 31, 2012 submitted to Director-General of Kanto Local Finance Bureau on February 13, 2013.

5.	Extraordinary Securities Report

Extraordinary Securities Report submitted to Director-General of Kanto Local Finance Bureau on June 29, 2012 based on the stipulations of the Financial Instruments and Exchange Law Article 24-5-4 and Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc. Article 19-2-9-2 after the submission of the Annual Securities Report in 1 above and before the submission date for this Securities Registration Statement (May 14, 2013)

6.	Extraordinary Securities Report

Extraordinary Securities Report submitted to Director-General of Kanto Local Finance Bureau on July 9, 2012 based on the stipulations of the Financial Instruments and Exchange Law Article 24-5-4 and Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc. Article 19-2-6 after the submission of the Annual Securities Report in 1 above and before the submission date for this Securities Registration Statement (May 14, 2013)

7.	Extraordinary Securities Report

Extraordinary Securities Report submitted to Director-General of Kanto Local Finance Bureau on July 13, 2012 based on the stipulations of the Financial Instruments and Exchange Law Article 24-5-4 and Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc. Article 19-2-3 after the submission of the Annual Securities Report in 1 above and before the submission date for this Securities Registration Statement (May 14, 2013)

8.	Extraordinary Securities Report

Extraordinary Securities Report submitted to Director-General of Kanto Local Finance Bureau on July 23, 2012 based on the stipulations of the Financial Instruments and Exchange Law Article 24-5-4 and Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc. Article 19-2-6 after the submission of the Annual Securities Report in 1 above and before the submission date for this Securities Registration Statement (May 14, 2013)

9.	Extraordinary Securities Report

Extraordinary Securities Report submitted to Director-General of Kanto Local Finance Bureau on August 13, 2012 based on the stipulations of the Financial Instruments and Exchange Law Article 24-5-4 and Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc. Article 19-2-3 after the submission of the Annual Securities Report in 1 above and before the submission date for this Securities Registration Statement (May 14, 2013)

10.	Extraordinary Securities Report

Extraordinary Securities Report submitted to Director-General of Kanto Local Finance Bureau on October 4, 2012 based on the stipulations of the Financial Instruments and Exchange Law Article 24-5-4 and Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc. Article 19-2-16 after the submission of the Annual Securities Report in 1 above and before the submission date for this Securities Registration Statement (May 14, 2013)

11.	Extraordinary Securities Report

Extraordinary Securities Report submitted to Director-General of Kanto Local Finance Bureau on October 5, 2012 based on the stipulations of the Financial Instruments and Exchange Law Article 24-5-4 and Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc. Article 19-2-9 after the submission of the Annual Securities Report in 1 above and before the submission date for this Securities Registration Statement (May 14, 2013)

12.	Extraordinary Securities Report

Extraordinary Securities Report submitted to Director-General of Kanto Local Finance Bureau on November 7, 2012 based on the stipulations of the Financial Instruments and Exchange Law Article 24-5-4 and Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc. Article 19-2-3 after the submission of the Annual Securities Report in 1 above and before the submission date for this Securities Registration Statement (May 14, 2013)

13.	Extraordinary Securities Report

Extraordinary Securities Report submitted to the Director-General of Kanto Local Finance Bureau on May 14, 2013 based on the stipulations of the Financial Instruments and Exchange Law Article 24-5-4 and Cabinet Office Ordinance concerning Disclosure of Corporate Affairs, etc. Article 19-2-1 after the submission of the Annual Securities Report in 1 above and before the submission date for this Securities Registration Statement (May 14, 2013)

14.	Amendment Report

Amendment Report (Amendment to the Quarterly Report as stated in 12 above) submitted to Director-General of Kanto Local Finance Bureau on February 28, 2013.

Note that the Company plans to submit the 37th annual report for the fiscal year ended March 31, 2013 to the Director-General of Kanto Local Finance Bureau by June 28 2013.

Item 2    Supplementary Information to Reference Documents

Since the date of filing of the above-mentioned Annual Securities Report and Quarterly Securities Reports as references (hereinafter collectively referred to as “the Annual Report and Quarterly Reports”) through the date of filing of this Securities Registration Statement (May 14, 2013), there have been changes and additions to the “Key Issues to be Addressed” and “Risks Factors” stated in the Annual Report and Quarterly Reports. Furthermore, with respect to “Risk Factors on businesses, etc.,” the following information was stated collectively, and the changes and additions are indicated with underlining.

Note that while the Annual Report and Quarterly Reports contain forward-looking statements, as of the date of filing of this Securities Registration Statement, there have been no changes in the judgments excluding the matters stated below and there are no further forward-looking statements to be made.

Note that the achievement of forward-looking statements is not guaranteed.

1.	Key Issues to be Addressed

Although the Japanese economy has been supported by post-disaster reconstruction demand following the Great East Japan Earthquake and steady personal consumption supported by the easing of monetary policies, as well as heightened expectations towards economic recovery due to factors including the advance of yen depreciation and rises in stock prices triggered by expectations towards the economic policies that have been implemented since the end of the year by the new administration, there continues to be uncertainty in the future outlook attributable to the adverse effect on the global economy being caused by the prolongation of debt problems in Europe and the slowing of growth in the economies of the emerging nations. In the money lending industry, the sharp market contraction is finally slowing down to some extent, and fairly bright signs have started to appear. For example, compared to the previous year, the number of new loan contracts for unsecured loans to consumers, as well as the amount of reimbursements of overpayments are both showing signs of improvement. In the real estate industry, transactions, which slumped after the earthquake, are regaining stability due to factors such as the government’s various incentive policies for housing acquisition and low interest rates. Nevertheless, as income and employment conditions remain severe, a full-scale recovery has not yet taken hold. Similarly, in the amusement business, with factors such as consumers’ budget-mindedness in terms of consumption related to entertainment also having an impact, the circumstances surrounding the Group, still remain severe as demonstrated by weak business performances.

In order to flexibly respond to changes in the severe operating environment, without limiting itself to traditional business loan services, the Group has put efforts into marketing strategies, in a wide variety of fields, corresponding to changes in the market environment. These fields include consumer loan services, credit guarantee services, credit card services, debt purchasing services, real estate business, amusement business, IT system business, printing business, and overseas financing business.

In the future, the Company aims to capture the changes in the ever-changing times and establish new business models that can adapt to the times, by actively expanding its business in areas that are expected to generate synergistic effects with the Group’s core businesses. At the same time, the Group considers exploring ways of securing income sources to be a key issue.

In addition, due to the Group’s carrying out aggressive M&As and reorganizations, as of March 31, 2013, the number of Group companies including the Company is 20, and the number of employees is 2,105. Thus, as operations expand, in the future, as a part of system development based on the Basic Policy on Constructing the Internal Control System, further enhancement and strengthening of the internal audit system, as well as improvement of the risk management system and the compliance system, are major challenges for not only the Company but the Group as a whole. Furthermore, having converted our overseas corporations into subsidiaries, strengthening internal controls—including observance of various laws and ordinances, social norms, senses of ethics, as well as other social rules broadly defined—is a major challenge not only in Japan but also in the country of incorporation.

2	Risk Factors on businesses, etc.

(1)	Legal regulations, etc.

(1)	Business regulation in the Money Lending Business Act

In accordance with the Money Lending Business Act revised and enforced in December 2007, the Japan Financial Services Association, a powerful independent self-regulatory organization, has been founded to strengthen activities control and issue business improvement orders. Since June 2010, the upper limit on interest rates has been lowered and a restriction on the total loan amount has also been introduced. In accordance with the rules preventing excessive loans stipulated in the self-regulation basic rules related to management of the loan business prepared by the Japan Financial Services Association, the Group has been working for stricter credit control. In the future, if these rules are tightened, however, it may have an adverse impact on the performance of the Group, including a decrease in profit and an increase in cost to adjust to the new rules.

(2)	Upper limit on lending rates

Some of the lending rates on our loans under contract that the Group concluded on June 17, 2007 or earlier exceed the maximum limit on lending rates stipulated in the Interest Rate Restriction Act (amount calculated based on an annual 20% rate on principals below ¥100,000, an annual 18% rate on principals of ¥100,000 or above and below ¥1,000,000, and an annual 15% rate on principals of ¥1,000,000 or above).

In addition, the Group appropriates allowance for losses on interest refund claims that may be made by debtors, etc. who paid interests of more than the upper limit on interest rates stipulated in the “Audit Handling of Allowances for Losses Posted by Consumer Finance Companies, etc. Due to Interest Refund Claims” (Japanese Institute of Certified Public Accountants, October 13, 2006, business type based committee report No. 37). However interest refund claims made by debtors, etc. materially increase in the future to an amount more than expected by the Group, such growing losses on interest refunds may have an adverse impact on the performance of the Group.

(3)	Business regulations in the Installment Sales Act

In the credit and finance business, the Group is under various kinds of regulation in accordance with the Installment Sales Act. The act as revised in December 2009 has many provisions to protect consumers, including the “cooling-off period for credit contracts,” “refund of past payments,” “prevention of excessive credit,” “obligation to use the credit bureau,” and “proper control of credit cards” under the purposes of “sound development in transactions in installment sales, protection of purchasers’ benefit, together with making smooth product distribution and service provision, which will contribute to the development of the national economy, by ensuring fairness in transactions in installment sales and taking measures necessary for prevention of purchasers from losses and properly controlling credit card numbers.”

In addition, most of our business partners in the finance business engage in “Specified Continuous Service Offers,” which fall upon a transaction type under the Act on Specified Commercial Transactions. The act, revised in December 2009 like the revision of the Installment Sales Act, expands control objects to protect consumers, including “cancellation of excessive sale contracts.”

While the Group is not directly governed by the act, if any of our business partners engages in product sales or service provision in a manner that infringes on the act, it may have a serious impact on contracts, etc. made by the Group and consumers.

(4)	Business regulations related to the savings bank business

The Group in the savings bank business in South Korea is required to maintain the standard (shareholders’ equity ratio) set up by the Financial Services Commission in South Korea. If the Group is unable to maintain the standard, the Group will become subject to a management improvement order, etc. issued by the commission; if the Group fails to follow the order, the Group will become subject to additional orders, including suspension of business in whole or in part, given by the Financial Services Commission.

Our shareholders’ equity ratio may fall considerably due to credit risk or other various risk factors occurring separately or in combination. The Group has taken various measures to maintain the shareholders’ equity ratio above the required standard. However, if any of the above-mentioned factors occurs, it may have a material impact on the performance and financial position of the Group.

(5)	Business regulations in the Building Lots and Buildings Transaction Business Act (Buildings & Lots Transaction Act)

The Group in the real estate business is subject to various kinds of regulations in accordance with related laws commencing with and including the Buildings & Lots Transaction Act. If any of such laws or other regulations is revised, it may have an impact on the performance of the Group.

(6)	Business regulations in the Act on Special Measures concerning the Claims Servicing Business

The Group in debt management and collection business is under various types of regulations in accordance with the Act on Special Measures concerning the Claims Servicing Business. If any of such laws or other regulations is revised, it may have impact on the performance of the Group.

(7)	Laws and regulations, etc. related to amusement business

The Group in the amusement business is under control of various laws and regulations related to the amusement business commencing with and including the Act on Control and Improvement of Amusement Businesses, etc. The Group proactively engages in business activities while complying with the act, related laws and regulations. However, if any of these laws and regulations is revised, it may have an impact on the performance of the Group.

(8)	Business regulations in printing business

The Group in the printing business is under legal control related to the environment, recycling, and patents, including product liability and prohibition of private monopoly. The Group has been developing its printing business on the basis of complying with such legal regulations. However, if any of such laws is reinforced more tightly in the future, it may have an impact on the performance of the Group.

(9)	Personal Information Protection Law

The Group falls under an entity handling personal information, etc. under the Act on the Protection of Personal Information enforced on April 1, 2005. The Group has introduced in-house rules and improved its corporate systems to protect personal information from leakage by, for example, setting up the “personal information protection policy” concerning personal information handling and information control. In addition, the Group has obtained a “Privacy Mark” that is granted by JIPDEC (Japan Institute for Promotion of Digital Economy and Community), a general incorporated foundation, to certify business owners who have set up a proper system to protect personal information, as well as ISO 27001 certification, which is on more advanced than the Personal Information Protection Law in terms of maintenance and control of information security, which is granted by the former Japan Information Processing Development Corporation (JIPDEC) to offer greater safety and continuous service to customers in execution of daily operation.

However, in case the Group fails to prevent leakage of personal information or infringes on the Personal Information Protection Law or other regulations, due to unforeseen circumstances, it may have an impact on the performance of the Group, due to not only becoming subject to punishment under the law, but also to losing social credibility and receiving damage claims, etc.

(2)	Credit Risk

(1)	Default risk on Loans

(i)	Bad debt

The Company has been implementing thorough control of bad debts risk and changing into well-performing loan portfolios that meet the lowered upper limit on lending rates by, for example, promoting transfers of risky unsecured loans to secured loans. The Group will continue to pay adequate attention to risk control of loans. However, if the condition of debtors, etc. worsens due to a material change in the economic situation or financial conditions, bad debts may increase. This may result in growing bad debt expense and lead to a worsening of financial results and financial position of the Group. In addition, if competing companies forcibly collect outstanding loans and curb new loans to meet the revised laws, indicates of personal bankruptcy of customers who have borrowings from other companies are likely to increase. Such growing bad debt expense may lead to a worsening performance and financial position of the Group.

(ii)	Allowance for bad debt, etc.

To prepare against loss on defaults, the Group has considered the collectability of general accounts receivables according to the loan loss ratio and individually considered the collectability of specified receivables, including doubtful accounts receivable, and posted allowances for such bad debt as uncollectable amounts. In addition, since entering the credit guarantee business, the Group has also posted provision for loss on debt guarantees. In connection with this, in the event that the condition of debtors, etc. worsens due to a material change in the economic situation or financial conditions, the pre-conditions and estimates will come to differ from those when the provision and allowance were posted. This will result in an increase in our provision and allowance and may lead to worse performance and financial position of the Group.

(2)	Bad debt risk of trade accounts receivable

The Group has credit risks including trade accounts receivable from clients. The Group has paid attention to risk of receivables collection and has been promoting reinforcement of receivables preservation and the credit control system. However, our bad debt risk of trade accounts receivable may grow depending on trends in sales of customers. This may lead to having an impact on the performance of the Group.

(3)	Bad debt risk of loans

When merging Next Japan Holdings Company, Limited as of July 1, 2012, the Company succeeded to the loan agreement between the merged company and GF Investment Fund (“GF Fund”), an investment business limited partnership. Prior to concluding the merging agreement, the Company had checked the assets and financial position of GF Fund and received the collateral equivalent to the loan amount. Moreover, to establish the loan receivable to a prior lien, the Company has concluded a subordinated loan agreement in which the limited partners are established as subordinated lenders. If GF Fund is in shortage of funds in repaying the principal and interests to the Company, the subordinated lenders under the agreement are obligated to lend the amount in shortage to GF Fund. In addition, the limited partners, constituting GF Fund, have been earning continuous income that will be adequate to secure the Company’s loan claim. The Company has also confirmed that GF Fund owns a proper amount of assets. Thus, the Company anticipates no particular problems with GF Fund. However, if GF Fund falls into default with the Company’s loan receivable due to some reason, it may have an impact on the performance of the Group.

(3)	Market risk

The Group engages in overseas business and is exposed to currency exchange market fluctuation risk. In our overseas business, sales, expenses, assets, etc. are translated into yen when consolidated financial statements are prepared. However, when the currency exchange market at conversion time experiences a material change to a level beyond expectation, it may have impact on the performance and financial position of the Group. In addition, in our business of selling prizes for amusement equipment, the Group has been procuring part of the prizes for amusement equipment from overseas. Depending on future development in the business, the import of such prizes from overseas is expected to increase. Thus, the Group has been studying measures to hedge against currency exchange risk when importing by, for example, shifting to yen-denominated settlements of transactions to avoid currency exchange risk. Despite such efforts, the Group is unable to ensure complete security against currency exchange risk. If the currency exchange market makes volatile swings within a short period, a rise in cost of sales may have an adverse impact on the performance and financial position of the Group.

(4)	Business risk

(1)	Risk of business expansion

The Group has been proactively expanding business into areas where the Group expects business restructure and synergy with the core businesses operated by the Group. Despite our adequate analysis and research in advance, however, the Group cannot deny the possibility of the occurrence of an unexpected result that our business strategy based on the assumption of effects from such business restructure and business expansion, etc. may not function effectively, compelling us to modify the strategy itself. This will lead to the following risks and issues:

•	That the new business strategy may not function as expected and lead to decreased profit;

•	That the Group must educate and retain personnel who are capable of supervising, managing and executing the new business; and

•	That the Group may encounter legal and other risks in operating the new business and receive instructions from the competent public authorities.

Moreover, besides the issues mentioned above, the Group may face risks and issues stemming from expanding businesses that the Group had no experience or inadequate experience in the past. If the Group is unable to cope with such an event appropriately, it may have an adverse impact on the performance of the Group.

(2)	Business partners

The Group maintains business collaborations with multiple financial institutions in its credit guarantee business, etc. When the performance of the Group or a collaborating financial institution worsens, however, it may have an adverse impact on the performance of the Group, including the cancellation of the business collaboration.

(3)	Risk of real estate business

The Group engages in real estate sales business, real estate mortgage loans and the business of offering credit guarantees on real estate mortgage loans in the real estate business and finance business, and plans to expand these businesses in the future. In the future, however, when prices of domestic real estate fall or when liquidity of real estate worsens, it may have an adverse impact on the businesses and performance of the Group, including on the real estate business of the Group and on setting allowance for bad debts, due to impaired mortgage values of real estate in our real estate mortgage loans and the business of offering credit guarantees on real estate mortgage loans.

(4)	Risk of amusement business

In our amusement business, the Group deploys shops with the policy that emphasizes the profitability of operation at individual shops by making comprehensive considerations in selecting a new shop site, including the rent, guarantee money, deposit, and other shop opening conditions, and the population in the market area, etc. The Group is not in a hurry to expand the scale, but rather adopts the policy that considers enhancement of the competitiveness of individual shops to be important in securing of market share. However, when the Group is unable to find rental real estate locations that satisfy the conditions to open shops in the future, the Group will be compelled to modify the number of shops for opening. In addition, when the Group has no choice but to close shops unexpectedly or face the fact that the guarantee money, deposits, etc. are uncollectable and accrues loss due to the bankruptcy of lessors, etc. after opening shops or a change in the policy of the Group, it may have an adverse impact on the performance of the Group. Moreover, the Group has been developing franchised “JJCLUB 100” shops. When any of the franchised shops does not follow instructions issued by the franchise chain headquarters, or when the brand image of the shop is impaired, or when a franchised shop believes that, for example, it cannot enjoy advantages of expected profitability and/or easy operation, it may lead to trouble or a lawsuit. Furthermore, the Group has maintained stable business relations with makers of amusement equipment, etc. in procurement. However, when any of such suppliers changes its sales policy, or when the relationship worsens with an overseas supplier in selling prizes for amusement equipment, or when the Group is unable to either procure amusement equipment items from such a supplier or sell them to customers, due to, for example, bankruptcy, thereby leading to great disadvantage to customers, it may have an adverse impact on the performance of the Group.

(5)	Risk in investment business

The Group in the investment business has been selecting investment targets after making comprehensive consideration including synergy in the business, product merchandise power, and service power. In addition to impact from the financial market, the investment business is likely to receive significant impact from trends in politics, industries, etc. When any of such external factors worsens the investment environment, it may have an adverse impact on the performance and financial position of the Group.

(6)	Risk of other businesses

The Group operates a wide variety of business commencing with and including finance business that targets business owners, including small businesses, private business owners and real estate agents, as well as finance business that targets consumers including individuals in general. These businesses embrace various types of uncertainty, and if the Group encounters an unexpected risk in the future, it may have an adverse impact on the performance and financial position of the Group.

(7)	Lawsuit

A lawsuit has been filed by A & P Financial Co., Ltd. with the Tokyo District Court against the Company, claiming damages for an alleged joint tort in the process that appointed a sponsor to Takefuji Corporation (now renamed TFK Corporation), a corporation under the Reorganization and Rehabilitation Act. Mr. Yoon Choi, Representative Director of A & P Financial, as an individual, has also filed a lawsuit against the Company with the Tokyo District Court, claiming damages for the above-mentioned alleged joint tort. However, since the Company believes that both charges filed by the plaintiffs are totally unfounded, the lawsuits will have no material impact on the business of the Group.

With the exception of the lawsuits mentioned above, the Company has encountered no other lawsuits or disputes that may have a material impact on the businesses of the Group. The Company will strive to minimize risk, including lawsuits, in preparing written contracts, etc. to prevent lawsuit risk in the future by consulting lawyers and other experts for advice. However, should the Company lose the pending lawsuit cases or encounter a lawsuit, etc. in the future that stems from legal problems including the violation of law or the conclusion of an incomplete contact, it may have a material impact on the performance and financial position of the Group.

(5)	Financing

The Group has been striving to diversify its fundraising sources. However, if the Company encounters an increase in its funding costs due to a change in financial conditions or difficulty in the raising of funds, it may have an adverse impact on the performance and financial position of the Group.

(6)	Risks of economic environment and external environment

(1)	Competition

The financial industry for consumers and business owners represents the core business of the Group. Competition to secure customers is likely to accelerate due to mergers followed by restructuring of the financial industry, new entries into the financial industry by companies in different industries through business collaboration, and reinforced sales power targeting customers who have better credited loans. Under these business circumstances, if the Group is unable to maintain superior competitive power, it may have an adverse impact on the performance and the businesses of the Group. The real estate industry has many competitors, including large corporations. Among the segments in the real estate industry, in general the entry barrier to the real estate distribution business is said to be low because the business does not require a large amount of capital, which results in severe competition. Thus, competition is expected to become more intense in the future. The Company believes that it embraces capable personnel and original sales systems. However, if the Company is unable to maintain the present superior competitiveness when competitors emerge, etc., it may have an adverse impact on the businesses and performance of the Group.

In addition, since the environment surrounding the amusement industry has been severe, restructuring and selection in the industry are also expected to continue in coming years. The Group has been striving to differentiate the business in the industry from other competitors and create competitive advantages. However, if customer service at our directly managed shops becomes less than that offered by our competitors, or if the Group is unable to keep pace with changes in customer needs, it will not be certain whether our individual shops can carry out performance as planned. As such, it may have an impact on the shop opening measures and business development of the Group.

Moreover, our design and construction business mainly undertakes interior and exterior development of pachinko parlors and amusement facilities. Interiors are undertaken by approximately 30,000 companies, including those with only a few employees. This has been leading to unit prices fluctuating wildly in intense order-winning competition. Thus, competition by many participants and companies is likely to hinder us from winning orders for development and/or may have an adverse impact on the performance of the Group. Furthermore, since winning orders for commercial printing in the printing industry is largely subject to business trends, sales prices have remained low because of sales price competition. Since more intense competition leads to lowering of prices, it may have an adverse impact on the performance of the Group.

(2)	Risks of Rumors, etc.

The Group has been paying attention to rumors, etc. that may cause damage to it, and has set up a system that can take swift and proper measures and minimize such damage in case a rumor or problem occurs that may jeopardize the core businesses of the Group. However, a problem is likely to occur in the future whose cause is not always attributable to the Group or which is difficult for the Group to control. If such a problem occurs or if the Group cannot handle such a problem properly, it may have an adverse impact on the performance of the Group.

(3)	Risk of natural disasters, etc.

If shops or facilities, etc. owned by the Group incur physical damage, or if employees or customers of the Group incur bodily injury due to a major earthquake, tsunami, typhoon, or other natural disaster, or if the Group receives a social request stemming from such a disaster, it may have an adverse impact on the performance of the Group. In particular, most of the sales in the amusement facilities operation business are comprised of operations at shops managed by personnel. Our shop locations, with certain exceptions, are concentrated in the Tokyo Metropolitan area. If a large disaster should occur in the Tokyo Metropolitan area, these shops may face temporary closure or difficulty in continuing sales activities. The Group has set up and strengthened systems, in addition to educating employees, which can take swift and smooth measures by, for example, setting up disaster control headquarters based on the BCP (Business Continuity Plan) against such a large disaster and holding reporting training of employees on emergency communication systems. However, if a large disaster should occur beyond expectations, it may hinder the business management of the Group.

(4)	Declining birth rate problem

The amusement facility operation business maintains highly efficient operations based on our original know-how. The performance of each shop has a correlative relationship with the population of the marketing area and the distribution of young generations, depending on the characteristics of the locale. Under these circumstances, should the declining birth rate continue, it may have an adverse impact on the future performance of the Group. To this end, the Group has been taking shop-opening measures that assume medium- and long-term changes in the population and proactively conducting research on shops and operation services that target broad generations of people including youth.

(5)	Country risk

The Group has been entering overseas markets to develop businesses and build new revenue bases. These overseas companies face various types of country risk in their governing countries, including local market trends, competitors, politics, economy, laws, culture, religions, customs and currency exchange. If a provision of a law or regulation is changed, or if the politics or economy becomes unstable beyond expectations, or if a social disturbance, including terror and war, actually occurs, the Group may not be able to implement business activities as expected or face difficulty in continuing the business, and this may have an adverse impact on the performance and business development of the Group.

(7)	Operational risk

(1)	Internal control in financial report

As part of broadening the disclosure system stipulated in the Financial Instruments and Exchange Law, the law has introduced the “internal control reporting system,” which evaluates and discloses the internal control system after establishment, of listed companies, etc. since the business year beginning in April 2008. However, as a result of auditing the internal control system, in the event that the audit corporation indicates, in its written qualified opinion, a material defect, etc. in the internal control of the Group, it may have an adverse impact on the performance of the Group due to a decreased valuation of the Company and corporate image in the marketplace, etc.

(2)	Compliance risk

The Group is required to comply with a variety of laws, including the Financial Instruments and Exchange Law and the Money Lending Business Act. In addition, the Group must abide by social rules, including social norms and moral values such as public decency and common sense.

The Group has been striving to improve its compliance system. However, if the Group is involved in a scandal or fails to abide by social norms, it may have an adverse impact on the businesses of the Group, due to, for example, the penalties applied and social credibility abased. In addition, it may also have an adverse impact on the performance of the Group due to, for example, decreased valuation of the Group and corporate image in the marketplace, etc.

(3)	Disturbance, trouble, and loss on information network systems, Internet service, and/or technical systems

The Group depends on its internal and external information and technical systems to carry out proper control and management of the Group’s businesses. The hardware and software that the Group uses may suffer an adverse impact due to human error, natural disasters, blackout, cyber attack , terrorism activities, computer viruses or similar events, and interruption, etc. of support services provided by third parties including carriers and Internet service providers.

The Group has been creating backup systems of the computer systems to minimize damage and loss stemming from natural disasters, fires, accidents, etc. that are likely to have a material impact on the business continuity of the Group. However, if the Group suffers from a natural disaster, including earthquake or typhoon, which is beyond the scale expected, the Group may have to suspend operations.

(4)	Training and retaining of personnel

The Group requires professional personnel who are rich in experience and advanced product knowledge in diverse areas of business. However, competition to retain such personnel has become more intense among corporations. Therefore, the Group has been striving to retain and train capable personnel by, for example, enhancing education and training systems, revising the existing seniority wage system and internal promotion system. If the Group cannot retain an adequate number of essential personnel or when such valuable personnel retire from the Group, it may hinder business management of the Group.

(5)	Dependency on the corporate representative

Businesses of the Group have been promoted by Mr. Nobuyoshi Fujisawa, the majority shareholder, President & CEO of the Company. Mr. Fujisawa has been playing an important role in diverse areas including decisions on management policy and strategy and promotion of businesses in sales, technology and finance. Accordingly, it is assumed that Mr. Fujisawa has significant influence over the Group’s final decisions including appointments of officers of the Company. Such decisions may influence businesses of the Group.

The Group has been promoting improvement in the corporate systems and reinforcing the management system so that the Group has no excessive dependency on Mr. Fujisawa. However, should Mr. Fujisawa leave his current post or is unable to execute his duties, it may have an adverse impact on the performance and financial position of the Group.

Item 3    Place for General Inspection of Reference Documents

J Trust Co., Ltd. Head Office

(1-7-12 Toranomon, Minato-ku, Tokyo)

J Trust Co., Ltd. Osaka Branch

(4-4-12 Kitahama, Chuo-ku, Osaka)

Osaka Securities Exchange Co., Ltd.

  (1-8-16 Kitahama, Chuo-ku, Osaka)

Note 1:	On June 24, 2013, the Osaka Branch is scheduled to be relocated to the following location.

2-8-8 Higashi-Noda, Miyakojima-ku, Osaka

Note 2:	The integration of the cash equities markets of the Osaka Securities Exchange and Tokyo Stock Exchange, Inc. is scheduled for July 16, 2013.

PART IV.    Information on Guarantor of the Company

Not applicable.

PART V.    Special Information

Not applicable.